Exhibit 18.1
November 21, 2018
Versum Materials, Inc.
8555 South River Parkway
Tempe, Arizona 85284

Ladies and Gentlemen:
We have audited the consolidated balance sheets of Versum Materials, Inc. (the “Company”) as of September 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and have reported thereon under date of November 21, 2018. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended September 30, 2018. As stated in Note 2 to those financial statements, the Company changed its method of accounting for U.S. inventories from the last-in, first-out (LIFO) basis to the first-in, first-out (FIFO) basis and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO basis improves the matching of cost of sales with the related sales, causes inventory to be valued on a consistent basis throughout the entire company, and the valuation is on a more comparable basis with industry peer companies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,
/s/ KPMG LLP
Philadelphia, Pennsylvania